Exhibit 10.32

EXECUTION COPY

GEO HOLDINGS CORP.

c/o Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

September 16, 2010

Mark C. Arnold

Chief Executive Officer

Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

Re:                               IPO Bonus and Dividend Bonus

Dear Mark:

The purpose of this letter agreement (this “Agreement”) is to confirm our agreement regarding the terms and conditions of the grant to you of the right to receive a special bonus payment upon the consummation of an Initial Public Offering (as defined below) or in the event certain dividends are made by the Company.

1.                                       IPO Bonus.

(a)                                  If an Initial Public Offering is consummated, then, subject to the terms and conditions of this Agreement, you shall be entitled to receive from the Company, or one of its Affiliates, a one-time payment (the “IPO Bonus”) in an aggregate amount equal to two percent (2%) of the Net Equity Proceeds from the Initial Public Offering.  The IPO Bonus shall not vest unless you remain continuously employed by Company or any of its subsidiaries from the date hereof until the consummation of the Initial Public Offering.  The IPO Bonus will be paid to you immediately prior to the consummation of the Initial Public Offering in the form of shares of Common Stock with a fair market value equal to the amount of the IPO Bonus.

(b)                                 For purposes of this Agreement:

(i)                                     “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, employed by or is under common control with, such first Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)                                  “Board” means the Board of Directors of the Company.

(iii)                               “CHS” means Code Hennessy & Simmons IV LP, a Delaware limited partnership.

(iv)                              “Common Stock” means the Company’s common stock, par value $.01 per share.

(v)                                 “Company” means GEO Holdings Corp., a Delaware corporation.

(vi)                              “Equityholders” means the holders of Common Stock and the holders of any options or other instruments convertible into or exercisable for Common Stock.

(vii)                           “Initial Public Offering” means the first sale after the date hereof in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock of the Company or its subsidiaries.

(viii)                        “Net Equity Proceeds” means the aggregate amount of cash plus the aggregate fair market value (determined in good faith by the Board) of any other property or assets to be received by the Equityholders solely as a result of the Equityholder’s ownership of Common Stock or options or other rights to acquire Common Stock assuming 100% of the Common Stock of the Company was sold immediately prior to the Initial Public Offering at the price determined in the Initial Public Offering.

(ix)                                “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c)                                  The Company shall not grant any other cash bonuses payable in connection with an Initial Public Offering that would reduce Net Equity Proceeds prior to determination of the amount of the IPO Bonus; and any such bonuses shall decrease the Net Equity Proceeds only with respect to the Equityholders.

(d)                                 You agree to use your best efforts and full business time and attention to cooperate with the Company as it negotiates any potential Initial Public Offering.

2.                                       Dividend Bonus.  In the event that during your employment with the Company or any of its subsidiaries the Company pays a cash dividend to the Equityholders in respect of their Common Stock, you shall be entitled to receive a bonus (a “Dividend Bonus”) in an aggregate amount equal to two percent (2%) of the Net Dividend.  For purposes of this Section 2, “Net Dividend” shall mean the aggregate amount of cash received by the Equityholders on account of such dividend solely on account of their ownership of Common Stock.

3.                                       Expiration.  This Agreement shall expire following the Initial Public Offering, after payment of all amounts due hereunder on account of such Initial Public Offering.

4.                                       Certain Acknowledgments.  Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or its subsidiaries for any period of time or to continue your present (or any other) rate of compensation.  You acknowledge that nothing herein shall modify or alter any provision of your Amended and Restated Executive Employment Agreement with the Company’s subsidiary, Gundle/SLT Environmental, Inc., as such agreement may be amended from time to time.  You agree that the right to receive the IPO Bonus is a contractual right and you do not solely by virtue of this Agreement, acquire any rights as an Equityholder of the Company.

5.                                       Tax Matters.  The IPO Bonus shall be subject to applicable withholdings and other applicable governmental rules and regulations, and the Company or one of its affiliates shall be entitled to deduct or withhold from any amounts owing to you hereunder any withholding taxes, excise taxes, employment taxes or other similar amounts imposed with respect to amounts payable hereunder.  In addition, by accepting this Agreement you hereby agree and acknowledge that, neither the Company nor any of its subsidiaries or affiliates makes any representations with respect to the application of Code

Section 409A to any tax, economic or legal consequences of any payments payable to you hereunder and, by the acceptance of the this Agreement, you agree to accept the potential application of Code Section 409A to the tax and legal consequences of payments payable to you hereunder.  In addition, you agree to hold harmless the Company and its subsidiaries and Affiliates from any adverse tax consequences with respect to any payments payable to you hereunder, any withholding or other tax obligations of the Company with respect to any payments payable to you hereunder, and from any action or inaction or omission of the Company that may cause such payments to be or become subject to Code Section 409A.  The parties agree to cooperate in good faith to amend such documents and take such actions as may be necessary or appropriate to comply with Code Section 409A.

6.                                       Miscellaneous.

(a)                                  No part of this Agreement may be amended or changed except in writing executed and delivered by you and by a duly authorized representative of the Company (other than you).

(b)                                 All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable express courier service (charges for overnight delivery prepaid), (iii) three business days after being deposited in the United States addressed to the recipient by, first class, postage prepaid or (iv) when received before 4:00 p.m. Chicago time by facsimile, if received on a business day and otherwise on the business day next following such receipt. Unless the recipient party has specified otherwise by prior written notice to the sending party, such notices, demands and other communications shall be sent to the address indicated below:

If to you:

Mark C. Arnold

c/o Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

If to the Company:

GEO Holdings Corp.

c/o Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

Attention:  Chief Financial Officer

with copies to:

Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Attention:  Daniel J. Hennessy and Marcus J. George

and

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, IL 60654

Attention:  Kevin R. Evanich, P.C.

Neal J. Reenan

(c)                                  This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  This Agreement is intended to bind and inure to the benefit of and be enforceable by each the Company and you and its and your respective heirs, successors and assigns.  You may not assign your rights under this Agreement.

(d)                                 This Agreement may be executed and delivered (including by means of electronic delivery) in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(e)                                  Governing Law; WAIVER OF JURY TRIAL. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  You acknowledge and agree that all payments hereunder shall be final and that you shall in no event challenge or otherwise object to the Board determination described in Section 1(b)(vii) above.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

*                 *                 *                 *                 *

Please indicate your agreement with the foregoing by executing this Agreement in the space indicated below, whereupon this Agreement will constitute a binding agreement between the parties hereto.

Sincerely,

GEO HOLDINGS CORP.

	By:	/s/ Ronald B. Crowell
Name: Ron Crowell
Title: Chief Financial Officer

Accepted and agreed to
as of the date first above written:

/s/ Mark C. Arnold
Mark C. Arnold